Exhibit 10.3

March 14, 2005

Mr. Richard C. Hartnack
2625 Via Ramon
Palos Verdes Estates, CA 90274

Dear Rick:

      I am pleased to offer you employment with U.S. Bancorp and U.S. Bank as Vice Chair, Consumer Banking, reporting to me. Your first day of employment with us will be April 5, 2005.

The terms of this offer are as follows:

1.	Your base salary will be $510,000 per year, payable semi-monthly. We will recommend to the Board of Directors that you be named a Vice Chair of U.S. Bancorp and U.S. Bank, and you will become a member of our Managing Committee. Your job grade will be 99.

2.	You will be eligible to participate in our corporate cash bonus plan, the Executive Incentive Plan (EIP). Your cash bonus under the EIP will be based on a combination of corporate financial performance, line of business financial performance, and your individual performance against your annual business objectives. The 2005 EIP target award opportunity for you is 140% of annual base salary, or $714,000. The actual bonus paid may be higher or lower than your target amount based on performance. EIP awards are typically paid within 31 days of year end, or each January 31.

3.	You are also eligible to participate in our Annual Long Term Incentive Award Program (LTI). You will receive LTI compensation in the form of nonqualified options to purchase shares of U.S. Bancorp common stock valued by us at $2,000,000 on your first date of employment with us. Based on a USB stock price of $30, we estimate you will receive options to purchase approximately 300,000 shares of U.S. Bancorp. Options have a four year vesting schedule. Your actual exercise price will be based on the opening price of our common stock on your first date of employment with us. You must be actively employed for vesting to occur.

4.	You will receive a grant of USB common shares valued at $2,000,000, or approximately 67,000 shares. These shares will be granted to you on June 15, 2005. You agree to repay the after-tax value of those shares to U.S. Bancorp if you voluntarily terminate your employment with us during the six years immediately following your date of hire. Attached is a draft of a repayment agreement with respect to those shares.

5.	You will receive an Executive Severance Agreement that will provide you with three times salary and bonus in the event U.S. Bancorp experiences a change in control and you lose your job. Without regard to the actual terms of the Executive Severance Agreement, we agree to use the initial target bonus amount of $714,000 as a floor for purposes of the bonus calculation in the Executive Severance Agreement. In other words, your bonus amount used in the calculation will never be less than $714,000 but may be more. The Executive Severance Agreement is attached.

6.	We will ensure that you receive a supplemental employee retirement plan actuarially valued at $500,000 annually, beginning when you reach age 65. For purposes of these plans, we will subtract from the $500,000 amount all qualified and nonqualified pension benefits you are entitled to receive from Union Bank and First Chicago. If you retire before reaching age 65 because of a change in control of U.S. Bancorp or upon mutual agreement in writing between you and U.S. Bancorp, you will receive an amount actuarially reduced to reflect your age at retirement, less the value of all qualified and nonqualified pension benefits you are entitled to receive from Union Bank and First Chicago.

7.	You will be eligible for various employee benefit programs on the same basis as other, similarly situated employees. In addition, you are eligible for an annual physical at the Mayo Clinic, paid parking in our building in Minneapolis, initiation fee and monthly dues for a luncheon club and initiation fee for a country club, both in Minneapolis, if you choose to join such clubs. Other current benefits include group health and dental insurance, life insurance, disability insurance, defined benefit pension, 401(k) defined contribution plan, deferred compensation, ten paid holidays each year, free checking, and various other bank services. You will be entitled to four weeks of vacation in 2005.

8.	You will be eligible to participate in the U.S. Bancorp Deferred Compensation Plan under which you may elect to defer any portion of your 2005 base salary and incentive bonus.

9.	You will be eligible for reimbursement for specified personal financial planning expenses up to a maximum of $20,000 for a given three year period.

10.	You are eligible for our executive relocation plan. A copy of that plan is attached.

      This offer is contingent on your acceptance and execution of our standard nonsolicitation agreement, attached.

      This offer is contingent on your satisfactory completion of the requirements of our pre-employment screening process, as outlined in the U.S. Bank Employment Application, which includes drug testing and background inquiries.

      On behalf of Jerry Grundhofer and the U.S. Bancorp management team, welcome to U.S. Bank. We are excited about working with you. Please call me with questions.

Sincerely,

/s/ Richard K. Davis

Richard K. Davis
President and Chief Operating Officer

Accepted:	/s/ Richard C. Hartnack

Richard C. Hartnack

Date:	March 14, 2005